EXHIBIT 1-A 6.7

EXECUTION COPY

May 7, 2020

GSRX Industries Inc.
Building No. 3, P.E. 606 int. Jose Efron Ave.
Dorado, Puerto Rico 00646
United States

Attention: Troy Nihart, President and Chairman

Dear Sir:

Re: Option Agreement – Project 1493, LLC

Further to the indicative term sheet (the “Term Sheet”) between Chemesis International Inc. (“Chemesis”) and GSRX Industries Inc. (“GSRX”), which sets forth out the general terms for the grant by Project 1493, LLC (“1493”) to Chemesis’ subsidiary, Natural Ventures PR, LLC (“NVPR”), an option (the “Option”) under which NVPR, or its Affiliate, can acquire 100% of the issued and outstanding membership interest of 1493 (the “1493 Membership Interest”), the agreement (“Agreement”) is intended to set forth, on a definitive basis, our agreement regarding the Option (the “Transaction”). This Agreement is binding and enforceable between the Parties and will remain in full force and effect unless and until terminated in accordance with the terms hereof.

1.	Definitions and Schedules

1.1	Definitions – The following terms will have the following meanings in this Agreement:

(1)	“1493” has the meaning set out in the first paragraph of this Agreement;

(2)	“1493 Charter Documents” means the organization documents of 1493 in effect as of the date of this Agreement;

(3)

“1493 Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, states of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of 1493;

(4)	“1493 Membership Interest” means 100% of the issued and outstanding membership interest of 1493;

Page 2	Option Agreement – Project 1493, LLC

(5)	“Affiliate” means any Person that controls, is controlled by, or is under common control with, a Party. For the purposes of the preceding sentence only, “control” means:

(i)	the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the controlled Person, and/or

(ii)	the ownership, directly or indirectly, of more than 50% of the voting share capital of the controlled Person, and/or

(iii)	the right to appoint the majority of the directors or the members of the audit board (by contract or otherwise) of the controlled Person;

(6)

“Agent” means, a person or entity, authorized by another entity to act on its behalf, and includes (i) a business representative, person that acts for or provides services on behalf of, who undertakes to transact some business, or manage some affair, for another by authority of the latter and (ii) any director, officer, employee or other representative of such entity, for whose acts such authorizing entity may be vicariously liable;

(7)	“Agreement” has the meaning set out on the first page of this document;

(8)	“Anti-Bribery & Anti-Money Laundering Laws” means:

(i)	the Corruption of Foreign Public Officials Act (Canada), as amended;

(ii)	the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended;

(iii)	the Foreign Corrupt Practices Act (United States), as amended;

(iv)	the Bank Secrecy Act (United States), as amended; and

(v)

all other applicable laws where any of the Parties do business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and laws requiring the disclosure of agency relationships or commissions and the anti-corruption rules of any international financial institutions with which it does business;

(9)	“Assets” means the assets of 1493, and including without limitation, all associated licences, permits, lease agreements, real property rights, equipment, intellectual property rights and supplies;

(10)	“Board” means the Board of Directors of Chemesis, NVPR, GSRX or 1493 as applicable;

(11)	“Business Day” means any day other than a Saturday, Sunday or day that is a holiday in Vancouver, British Columbia;

(12)	“Chemesis” has the meaning set out in the first paragraph of this Agreement;

(13)	“Chemesis Milestone Shares” means the 5,190,000 common shares in the capital of Chemesis to be issued to GSRX in connection with Milestone 2;

(14)	“Chemesis Milestone Share Grant Date” has the meaning set out in Section 4.2(b);

(15)	“Confidential Information” has the meaning set out in Section 7.1;

Page 3	Option Agreement – Project 1493, LLC

(16)	“Contract” means any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument;

(17)	“Contractual Restriction” has the meaning set out in Section 4.2(a);

(18)	“COVID-19 Pandemic” means the global pandemic in the year 2020 caused by coronavirus disease 2019;

(19)	“Effective Date” means the date first written above;

(20)

“Encumbrance” means any encumbrance, regardless of form, whether or not registered or registrable, whether or not consensual or arising by law (statutory or otherwise) and whether or not contingent or absolute, including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy any property or assets;

(21)	“Escrow Arrangement” has the meaning set out in Section 4.7;

(22)	“Force Majeure” has the meaning set out in Section 9.2;

(23)

“Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(24)	“GSRX” has the meaning set out in the first paragraph of this Agreement;

(25)	“GSRX Option Termination Notice” has the meaning set out in Section 5.4;

(26)	“Initial Cash Payment” has the meaning set out in Section 4.2(a);

(27)	“Interest” means an undivided beneficial interest in 1493;

(28)	“Judgment” means any material judgment, order or decree;

(29)

“Laws” means all statutes, regulations, statutory rules, orders, by-laws, codes, ordinances, decrees, the terms and conditions of any grant of approval, permission, authority or licence, or any judgment, order, decision, ruling, award, policy or guideline, of any Governmental Authority;

(30)	“Leak Out” has the meaning set out in Section 4.6;

(31)	“Milestone 1” has the meaning set out in Section 4.2(a);

(32)	“Milestone 2” has the meaning set out in Section 4.2(b);

(33)	“Milestone 3” has the meaning set out in Section 4.2(c);

Page 4	Option Agreement – Project 1493, LLC

(34)	“Milestones” means, collectively, Milestone 1, Milestone 2, and Milestone 3;

(35)	“NVPR” has the meaning set out in the first paragraph of this Agreement;

(36)

“NVPR Material Adverse Effect” means a material adverse effect on NVPR, a material adverse effect on the ability of NVPR to perform its obligations under this Agreement or on the ability of NVPR to consummate the Transaction;

(37)	“NVPR Option Termination Notice” has the meaning set out in Section 5.1;

(38)	“Option” has the meaning set out in Section 4.1;

(39)	“Option Exercise” has the meaning set out in Section 4.4(b);

(40)	“Option Exercise Date” has the meaning set out in Section 4.3;

(41)	“Option Period” has the meaning set out in Section 4.1;

(42)	“Parties” means all the parties to this Agreement, and a reference to a “Party” means one of them;

(43)

“Person” means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, Governmental Authority or any agency or political subdivision thereof, or other entity;

(44)	“Release” has the meaning set out in Section 11.3;

(45)	“Royalty” means the five percent (5%) royalty described in the Royalty Agreement;

(46)	“Royalty Agreement” means the agreement governing the terms and conditions of the Royalty in the form of Schedule A hereto;

(47)

“Share Exchange Agreement” means the share exchange agreement dated March 30, 2019, between Chemesis and GSRX, pursuant to which Chemesis acquired 11,666,998 shares of common stock in the capital of GSRX in exchange for the issuance to GSRX of 7,291,874 common shares in the capital of Chemesis;

(48)	“Subsequent Cash Payment” has the meaning set out in Section 4.2(c);

(49)

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes;

(50)

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States, Canada or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts;

(51)	“Term Sheet” has the meaning set out in the first paragraph of this Agreement;

Page 5	Option Agreement – Project 1493, LLC

(52)	“Third Party” means a person, partnership, joint venture, corporation or other form of enterprise that is not a Party or an Affiliate of a Party;

(53)	“Transaction” has the meaning set out on the first page of this Agreement;

(54)	“U.S. Securities Act” means the Securities Act of 1933 (United States), as amended;

1.2	Schedules – The following are the Schedules attached to and incorporated in this Agreement by this reference and deemed to form a part hereof:

Schedule A	–	Royalty Agreement
Schedule B	–	1493 Licenses

1.	Representations and Warranties

1.1	Representations and Warranties of GSRX – GSRX represents and warrants to Chemesis and NVPR that:

(a)

GSRX is the sole record and beneficial owner of the 1493 Membership Interest, and has good and marketable title thereto, with the right and authority to sell and deliver such 1493 Membership Interest to NVPR or its Affiliate as provided herein. Upon registering of NVPR or its Affiliate as the acquirer of such 1493 Membership Interest in the share register of 1493, NVPR or its Affiliate will receive good title to such 1493 Membership Interest, free and clear of all Encumbrances, subject only to the Royalty;

(b)

all acts required to be taken by GSRX in order to enter into this Agreement and to carry out the Transaction as contemplated herein have been properly taken. This Agreement constitutes a legal, valid and binding obligation of GSRX, enforceable against it in accordance with the terms hereof;

(c)

the execution and delivery of this Agreement by GSRX, and its performance of its obligations hereunder in accordance with the terms hereof: (i) will not violate any Laws applicable to GSRX and 1493; and (ii) will not violate or breach any contractual obligation to which they are a party;

(d)	GSRX has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transaction that Chemesis, NVPR or 1493 will be responsible for;

(e)

the Chemesis Milestone Shares that may be acquired by GSRX hereunder will be acquired for investment purposes, for its own account, as principal and not for the benefit of any other person, and not with a view to the resale or distribution of any part thereof, and GSRX has no present intention of selling or otherwise distributing the Chemesis Milestone Shares except in compliance with applicable securities laws;

(f)	GSRX has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Chemesis;

(g)

GSRX understands that the Chemesis Milestone Shares have not been registered under U.S. Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the U.S. Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of GSRX’s representations as expressed herein;

Page 6	Option Agreement – Project 1493, LLC

(h)

GSRX understands that the Chemesis Milestone Shares when issued will be “restricted securities” under Rule 144(a)(3) of the U.S. Securities Act. GSRX further acknowledges that such Chemesis Milestone Shares may only be resold pursuant to a registration statement, which covers the Chemesis Milestone Shares, declared effective by the United States Securities and Exchange Commission or pursuant to an available exemption from the registration requirements of the U.S. Securities Act. GSRX represents that it is familiar with Rule 144 promulgated under the U.S. Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the U.S. Securities Act;

(i)

GSRX understands that the Chemesis Milestone Shares will be issued pursuant to exemptions (the “Exemptions”) from the registration and prospectus requirements of applicable Canadian securities laws. GSRX acknowledges and agrees that Chemesis and its respective counsel will and can rely on the representations, warranties, acknowledgements and agreements of GSRX contained in this Agreement and otherwise provided by GSRX to Chemesis to determine the availability of the Exemptions. GSRX acknowledges and agrees that as a result of the Chemesis Milestone Shares being issued pursuant to the Exemptions, the Chemesis Milestone Shares will be subject to a number of statutory restrictions on resale and trading. Until these restrictions expire, GSRX will not be able to sell or trade the Chemesis Milestone Shares unless GSRX complies with an exemption from the prospectus and registration requirements under applicable Canadian securities laws;

(j)	GSRX warrants, certifies, acknowledges and agrees for the benefit of Chemesis and its respective counsel that GSRX is not a resident in British Columbia, Canada;

(k)

GSRX is not, and is not an Affiliate of, and immediately following the receipt of the Chemesis Milestone Shares will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l)

GSRX is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act and has had the opportunity to ask questions and obtain information from representatives of Chemesis regarding Chemesis and the Chemesis Milestone Shares, and GSRX has received answers to all questions and other information that it has deemed necessary in connection with its decision to acquire the Chemesis Milestone Shares; and

(m)	GSRX understands that the share certificate representing the Chemesis Milestone Shares will bear the following legend or another legend that is similar to the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR U.S. STATE SECURTIES LAWS. BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, THE HOLDER AGREES FOR THE BENEFIT OF CHEMESIS INTERNATIONAL INC. (THE “CORPORATION”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO CORPORATION; OR (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; OR (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 OR (II) RULE 144A THEREUNDER, IF AVAILABLE, AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS; OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS; OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, PROVIDED THAT, IN THE CASE OF TRANSFERS PURSUANT TO (C) OR (D) ABOVE, THE HOLDER HAS, PRIOR TO SUCH TRANSFER, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

Page 7	Option Agreement – Project 1493, LLC

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE CLOSING DATE].

1.2	Representations and Warranties of GSRX Relating to 1493 - GSRX represents and warrants to Chemesis and NVPR that:

(a)

1493 is duly organized, validly existing and in good standing under the laws of Puerto Rico and has the corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and Assets and to conduct its businesses as presently conducted. 1493 is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a 1493 Material Adverse Effect.

(b)

apart from the 1493 Membership Interest held by GSRX, no other class of 1493 Membership Interest and other voting or non-voting securities of 1493 are issued, reserved for issuance or outstanding. All outstanding 1493 Membership Interest is duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the 1493 Charter Documents or any Contract to which 1493 is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of 1493 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the 1493 Membership Interest may vote;

(c)

there is no shareholders’ agreement, escrow agreement, pooling agreement, voting trust or similar arrangements or obligations in respect of the 1493 Membership Interest or any other securities of 1493;

(d)

1493 has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery by 1493 of this Agreement and the consummation by 1493 of the Transaction have been duly authorized and approved by the Board of Managers of 1493 and no other corporate proceedings on the part of 1493 are necessary to authorize this Agreement and the Transaction. When executed and delivered, this Agreement will be enforceable against 1493 in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which 1493 is subject;

Page 8	Option Agreement – Project 1493, LLC

(e)

the execution and delivery by 1493 of this Agreement does not, and the consummation of the Transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or Assets of 1493 under any provision of (i) the 1493 Charter Documents, (ii) any Contract to which 1493 is a party or by which any of their respective properties or Assets is bound, other than, in the case of clauses (ii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a 1493 Material Adverse Effect;

(f)

1493 has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a 1493 Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a 1493 Material Adverse Effect. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of 1493 know of no basis for any such claim;

(g)

1493, if applicable, has established an adequate reserve reflected on its financial statements for all Taxes payable by 1493 (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against 1493, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a 1493 Material Adverse Effect;

(h)	[intentionally omitted]

(i)	[intentionally omitted]

(j)

no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of 1493;

(k)	[intentionally omitted]

(l)

1493 has sufficient title to, or valid leasehold interests in, all of its properties used in the conduct of its businesses. All such properties, other than properties in which 1493 has leasehold interests, are free and clear of all Encumbrances other than those Encumbrances that, in the aggregate, do not and will not materially interfere with the ability of 1493 to conduct business as currently conducted;

Page 9	Option Agreement – Project 1493, LLC

(m)	1493 does not hold any insurance policy, other than insurance policies related to properties and contents;

(n)

there are no collective bargaining or other labor union agreements to which 1493 is a party or by which it is bound. No material labor dispute exists or, to the knowledge of 1493, is imminent with respect to any of the employees of 1493;

(o)	except in connection with the Transaction, since inception, 1493 has conducted its business only in the ordinary course, and during such period there has not been:

(i)

any change in the liabilities, financial condition or operating results of 1493, except changes in the ordinary course of business that have not caused, in the aggregate, a 1493 Material Adverse Effect;

(ii)	any damage, destruction or loss, whether or not covered by insurance, that would have a 1493 Material Adverse Effect;

(iii)	[intentionally omitted]

(iv)

any satisfaction or discharge of any lien, claim, or Encumbrance or payment of any obligation by 1493, except in the ordinary course of business and the satisfaction or discharge of which would not have a 1493 Material Adverse Effect;

(v)	[intentionally omitted]

(vi)

any mortgage, pledge, transfer of a security interest in, Encumbrance or lien, created by 1493, with respect to any of its material properties, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair 1493’s ownership or use of such property or its Assets;

(vii)

any loans or guarantees made by 1493 to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(viii)	any declaration or payment of dividend or distribution of cash or other property to GSRX or any purchase, redemption or agreements to purchase or redeem any 1493 Membership Interest;

(ix)	any issuance of equity securities to any officer or Affiliate; or

(x)	any arrangement or commitment by 1493 to do any of the things described in this Section 1.2(o);

(p)

neither 1493, nor, to the best of GSRX’s knowledge and belief, any officer, Agent, employee or other person acting on behalf of 1493 has, in the course of its actions for, or on behalf of, 1493 (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of Anti-Bribery & Anti-Money Laundering Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee;

Page 10	Option Agreement – Project 1493, LLC

(q)	1493 is not currently insolvent nor subject to any insolvency proceedings and, to the best of its knowledge, no application for insolvency has been filed; and

(r)	as of the Effective Date 1493 will have no liabilities or obligations whatsoever, other than in the ordinary course of business.

1.3	Representations and Warranties of Chemesis – Chemesis represents and warrants to GSRX and 1493 that:

(a)

Chemesis is duly organized, validly existing and in good standing under the laws of the Province of British Columbia, and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect. Chemesis is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a material adverse effect;

(b)

the authorized share capital of Chemesis consists of an unlimited number of common shares without par value. All outstanding common shares in the capital of Chemesis are and when issued the Chemesis Milestone Shares will be duly authorized, validly issued, fully paid and non-assessable. As of the date of this Agreement, there are no outstanding contractual obligations of Chemesis to repurchase, redeem or otherwise acquire any common shares in the capital of Chemesis;

(c)

the execution and delivery by Chemesis of this Agreement and the consummation by Chemesis of the Transaction have been duly authorized and approved by the Board of Directors of Chemesis and no other corporate proceedings on the part of Chemesis are necessary to authorize this Agreement and the Transaction. This Agreement constitutes a legal, valid and binding obligation of Chemesis, enforceable against Chemesis in accordance with the terms hereof;

(d)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the Transaction hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(e)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its organizational documents;

(f)

Chemesis is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of its common shares on the trading market on which such shares are currently listed or quoted. The issuance and sale of the Chemesis Milestone Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Chemesis’ securities are currently listed or quoted, and any and all approvals as required for Chemesis to issue and deliver to GSRX the Chemesis Milestone Shares contemplated by this Agreement, have been obtained;

Page 11	Option Agreement – Project 1493, LLC

(g)	it is not currently insolvent nor subject to any insolvency proceedings and, to the best of its knowledge, no application for insolvency has been filed; and

(h)

to the best of Chemesis’ knowledge and belief, no officer, Agent, employee or other person acting on behalf of Chemesis has, in the course of its actions for, or on behalf of, Chemesis (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Anti-Bribery & Anti-Money Laundering Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

1.4	Representations and Warranties of NVPR – NVPR represents and warrants to GSRX and 1493 that:

(a)

NVPR is duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a NVPR Material Adverse Effect. NVPR is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a NVPR Material Adverse Effect;

(b)

the execution and delivery by NVPR of this Agreement and the consummation by NVPR of the Transaction have been duly authorized and approved by the Board of Directors of NVPR and no other corporate proceedings on the part of NVPR are necessary to authorize this Agreement and the Transaction. This Agreement constitutes a legal, valid and binding obligation of NVPR, enforceable against NVPR in accordance with the terms hereof;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the Transaction hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its organizational documents;

(e)	it is not currently insolvent nor subject to any insolvency proceedings and, to the best of its knowledge, no application for insolvency has been filed; and

(f)

to the best of NVPR ’ knowledge and belief, no officer, Agent, employee or other person acting on behalf of NVPR has, in the course of its actions for, or on behalf of, NVPR (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Anti-Bribery & Anti-Money Laundering Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Page 12	Option Agreement – Project 1493, LLC

2.	Chemesis

The Parties acknowledge and agree that Chemesis is a Party to this Agreement for the purposes of: (a) providing certain representations and warranties, as contained in Section 1.3, to GSRX and 1493; (b) receiving the indemnity set forth in Section 3.1; and (c) acknowledging that the completion of certain of the Milestones will be contingent on actions to be undertaken by Chemesis. Chemesis acknowledges that if the option is exercised by NVPR, Chemesis will receive value from the transfer of the 1493 Membership Interest to NVPR because Chemesis holds 80% of the issued and outstanding membership of NVPR.

3.	Indemnity

3.1

GSRX Indemnity and Release – On the Option Exercise Date, GSRX shall deliver to 1493 a release in the form mutually satisfactory to Chemesis and GSRX, pursuant to which (i) GSRX will assume and release 1493 from all existing obligations and liabilities which, as of such date, may be owed by 1493 to GSRX as of the Option Exercise Date, however arising (excluding future liabilities) relating to 1493, and (ii) indemnify and saves harmless 1493, Chemesis, NVPR and their respective directors, officers, employees, Agents and representatives, from and against all costs, liabilities, losses or expenses suffered or incurred by, and all suits, claims or demands by Third Parties relating thereto, made against 1493 with respect to or arising from the Transaction contemplated under this Agreement.

3.2

Chemesis Indemnity – Chemesis and NVPR will, jointly and severally, indemnify and saves harmless GSRX and its directors, officers, employees, Agents and representatives from and against all costs, liabilities, losses or expenses suffered or incurred by, and all suits, claims or demands by Third Parties relating thereto, made against GSRX with respect to or arising from the Transaction contemplated under this Agreement.

4.	Option

4.1

Grant of Option – GSRX hereby grants to NVPR the sole and exclusive right and option, in accordance with this Section 4, to acquire the 1493 Membership Interest (the “Option”), free and clear of all Encumbrances, subject only to the Royalty. The Option shall be valid and outstanding, subject to Section 5.2 and 5.5, for a period of 15 months after the Effective Date (the “Option Period”).

4.2

Conditions of Exercise of Option – The right of NVPR to exercise the Option and acquire the 1493 Membership Interest is conditional upon NVPR performing, or causing to be performed by Chemesis, the following milestones within the applicable timelines set forth below:

(a)

(i) paying $25,000 to GSRX (the “Initial Cash Payment”), and (ii) waiving, pursuant to Section 7.03 of the Share Exchange Agreement, the application of Section 1.03 of the Share Exchange Agreement (the “Contractual Restriction”) to the extent it applies to the 7,291,874 common shares (now 729,187 common shares as a result of a share consolidation completed by Chemesis on December 20, 2019) in the capital of Chemesis issued to and currently held by GSRX, on the Effective Date (“Milestone 1”);

Page 13	Option Agreement – Project 1493, LLC

(b)

issuing to GSRX the Chemesis Milestone Shares, subject to Section 4.6 and 4.7, within 10 months after the Effective Date (“Milestone 2”), and the date of issuance of the Chemesis Milestone Shares will be the “Chemesis Milestone Share Grant Date”; and

(c)

paying a total of $2,475,000 (for greater certainty, which amount shall not include the Initial Cash Payment) to GSRX (the “Subsequent Cash Payment”), to be paid in installments or in a lump sum, at the election of Chemesis in its sole discretion, within 15 months after the Effective Date (“Milestone 3”); provided that, Milestone 3 shall not be considered satisfied until the full amount of the Subsequent Cash Payment has been made to GSRX.

4.3

Exercise of Option – Immediately upon NVPR completing, or causing Chemesis to complete as the case may be, each of the Milestones within the respective timelines set out in Section 4.2 (subject to Section 9.1), and upon (i) delivering a written notice to, and (ii) receiving written acceptance from GSRX, confirming completion of the Milestones (the “Option Exercise Notice”), NVPR will be deemed, without need for any further action, to have validly exercised the Option and to have, immediately thereupon, acquired all of the 1493 Membership Interest, and the delivery date of the Option Exercise Notice will be the “Option Exercise Date”.

4.4	Title and Transfer of 1493

(a)	[intentionally omitted].

(b)

Upon the exercise of the Option (the “Option Exercise”), NVPR shall automatically become the beneficial owner of the 1493 Membership Interest, subject only to the Royalty, and GSRX will forthwith, within five (5) Business Days, take all steps as NVPR may request and fully and validly transfer, assign and convey 100% registered interest in the 1493 Membership Interest to NVPR.

4.5

Royalty – Upon the Option Exercise, and within five (5) Business Days thereafter, NVPR and GSRX shall enter into the Royalty Agreement, pursuant to which NVPR shall grant to GSRX the Royalty as further described in the Royalty Agreement.

4.6

Leak Out – Subject to the Escrow Arrangement and applicable securities laws, the Chemesis Milestone Shares will be subject to a 36-month leak out, whereby: (i) on the Chemesis Milestone Share Grant Date, GSRX will be able sell ten percent (10%) of the Chemesis Milestone Shares; and (ii) beginning six (6) months after the Chemesis Milestone Share Grant Date, GSRX will be able to sell up to one-sixth (1/6) of the remaining Chemesis Milestone Shares, every six (6) months, as described in the schedule set out below (“Leak Out”).

RELEASE DATE	TOTAL NUMBER OF CHEMESIS MILESTONE SHARES ELIGIBLE FOR SALE
Immediately upon the Chemesis Milestone Share Grant Date	519,000
6 months after the Chemesis Milestone Share Grant Date	1,297,500
12 months after Chemesis Milestone Share Grant Date	2,076,000
18 months after the Chemesis Milestone Share Grant Date	2,854,500
24 months after the Chemesis Milestone Share Grant Date	3,633,000
30 months after the Chemesis Milestone Share Grant Date	4,411,500
36 months after the Chemesis Milestone Share Grant Date	5,190,000

Page 14	Option Agreement – Project 1493, LLC

4.7

Escrow Arrangement – The Chemesis Milestone Shares will be registered in the name of GSRX and will be deposited into an escrow account maintained by Chemesis’ transfer agent, Odyssey Trust Company, pursuant to the terms of an escrow agreement to be entered into among Odyssey Trust Company, Chemesis and GSRX, and shall be released:

(a)	to Chemesis in the event that GSRX terminates the Option pursuant to Section 5.5 prior to the achievement of the Milestones by NVPR; or

(b)	to Chemesis in the event that NVPR terminates the Option pursuant to Section 5.2 (the “Escrow Arrangement”).

5.	Termination of Option

5.1

Election to Terminate Option by NVPR – For so long as the Option is valid and outstanding, NVPR may elect at any time to terminate the Option by delivering notice to that effect to GSRX (the “NVPR Option Termination Notice”).

5.2	Option Termination by NVPR – The Option will, subject to Section 9.1, be of no further force or effect, and will automatically terminate if NVPR either:

(a)	has not achieved the Milestones within the applicable timelines as set out in Section 4.2; or

(b)	delivers the NVPR Option Termination Notice to GSRX, provided that GSRX has not, prior thereto, delivered to NVPR the GSRX Option Termination Notice pursuant to Section 5.4.

5.3	Consequences of Termination of the Option by NVPR – If the Option is terminated pursuant to Section 5.2, then:

(a)	NVPR will not acquire any Interest in or to 1493;

(b)	GSRX will be entitled to keep the Initial Cash Payment;

(c)	NVPR will cause (i) the 1493 Licenses to be re-registered in the name of GSRX, and (ii) the release of any security interest created pursuant to Section 10.1; and

(d)	the provisions of Section 8 will apply.

5.4

Election to Terminate Option by GSRX – For so long as the Option is valid and outstanding, GSRX may elect at any time to terminate the Option by delivering notice to that effect to NVPR (the “GSRX Option Termination Notice”), subject to Section 5.5.

Page 15	Option Agreement – Project 1493, LLC

5.5

Option Termination by GSRX – The Option will be of no further force or effect, and will automatically terminate if GSRX: (a) delivers the GSRX Option Termination Notice to NVPR; (b) pays to Chemesis the GSRX Break Fee; (c) performs the obligations set out in Section 5.6(b).

5.6	Consequences of Termination of the Option by GSRX – If the Option is terminated pursuant to Section 5.5, then:

(a)	NVPR will not acquire any Interest in or to 1493;

(b)	GSRX will return to NVPR or Chemesis, as the case may be:

(i)	the Initial Cash Payment;

(ii)	the Subsequent Cash Payment, or any portion thereof, received by GSRX up to the date of the GSRX Option Termination Notice; and

(iii)	the Chemesis Milestone Shares, or any portion thereof, received by GSRX up to the date of the GSRX Option Termination Notice.

(c)	NVPR will cause (i) the 1493 Licenses to be re-registered in the name of GSRX, and (ii) the release of any security interest created pursuant to Section 10.1;

(d)	GSRX will pay to Chemesis a break fee of $100,000 (the “GSRX Break Fee”); and

(e)	the provisions of Section 8 will apply.

6.	Transfers of Interest & Conduct of Business

6.1	Assignment to Affiliates – Neither NVPR nor GSRX may assign all or part of its rights under this Agreement to any Person without the written consent of NVPR or GSRX, as applicable.

6.2

Assignments, Transfers and Issuances Before Option Exercise Date – During the Option Period, GSRX shall not assign, sell, transfer, pledge, option, grant royalties over, mortgage all or any part, or create an Encumbrance over all or any part of the Assets or the 1493 Membership Interest (directly or indirectly) except to NVPR.

6.3

Conduct of Business – During the Option Period, GSRX shall: (a) conduct the business of 1493 in the usual, regular, and ordinary course in substantially the same manner as previously conducted; (b) use commercially reasonable efforts to preserve 1493’s current business organization; (c) keep 1493’s relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Option Exercise Date; (d) not declare or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of the 1493 Membership Interest; (e) not cause 1493 to incur, without the consent of NVPR, any liabilities in excess of $500,000 except in the ordinary course of business and consistent with past practice or in connection with this Agreement; and (f) permit NVPR to: (i) inspect the books and records of the 1493; (ii) have reasonable access to speak with employees and managers of 1493; and (iii) otherwise carry out ongoing due diligence review.

Page 16	Option Agreement – Project 1493, LLC

7.	Confidentiality

7.1

Confidentiality – The Parties agree that this Agreement, the Transaction, all information (whether embodied in tangible or electronic form) exchanged between the Parties under this Agreement and all information concerning or relating to the Transaction of which it becomes aware (“Confidential Information”) is confidential; and must be kept confidential and must not be disclosed to any Person at any time or in any manner except:

(a)	to any Party;

(b)	with the prior written consent of all other Parties, such consent not to be unreasonably withheld;

(c)

to a bank or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or Agent or such a bank or financial institution;

(d)

by a Party to legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliate, provided that such Party or Party’s Affiliate has first agreed in writing to maintain the confidentiality of the Confidential Information;

(e)	to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement; and

(f)	to the extent required by law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over the Parties or their Affiliates.

8.	Termination

8.1	Termination– Prior to the Option Exercise Date, this Agreement will terminate upon:

(a)	the Option terminating pursuant to Section 5.2; or

(b)	the Option terminating pursuant to Section 5.5;

8.2	Deliveries after Termination – Upon termination of this Agreement, the terminating Party must deliver all records, information and data in respect of the non-terminating Party and this Agreement, including all Confidential Information, and the non-terminating Party must deliver all records, information and data in respect of the terminating Party and this Agreement, including all Confidential Information.

8.3	Further Assurances on Termination

(a)

As soon as possible after termination of this Agreement pursuant to Section 5.2, but in any event no later than three Business Days thereafter, NVPR will take all such steps and do all such things and sign all such documents or procure the taking of all such steps, the doing of all such things and the signing of all such documents as may be necessary to perform its obligations under Section 5.3.

(b)

As soon as possible after termination of this Agreement pursuant to Section 5.5, but in any event no later than three Business Days thereafter, GSRX will take all such steps and do all such things and sign all such documents or procure the taking of all such steps, the doing of all such things and the signing of all such documents as may be necessary to perform its obligations under Section 5.6.

Page 17	Option Agreement – Project 1493, LLC

9.	Cure Period, Force Majeure and Default

9.1

Cure Period – The achievement of the Milestones by NVPR within the time periods required by this Agreement are subject to Force Majeure pursuant to Section 9.2 and are subject to the cure period set out in Section 9.3 in which to satisfy such obligations.

9.2	Force Majeure

(a)

No Party will be liable to another Party and no Party will be deemed in default under this Agreement for any failure or delay to perform any of its covenants and agreements when such performance is directly prevented as a consequence of an event of Force Majeure. For the purposes of this Agreement, “Force Majeure” means any event or circumstance, or a combination of events and/or circumstances:

(i)	that causes or results in the prevention or delay of a Party from performing any of its obligations in this Agreement; and

(ii)

could not, or the effects of that event or circumstance, could not have been prevented or delayed, overcome or remedied by the relevant Party acting reasonably, and provided the event or circumstance meets the foregoing criteria, includes:

(A)	acts of war (whether war be declared or not); insurrection, rebellion, revolution, terrorist acts, sabotage, riots or violent demonstrations;

(B)	civil disobedience, caused by lobbyists, non-governmental organizations or local community groups or other Persons;

(C)	injunctions imposed by any Governmental Authority except if caused by or related to the COVID-19 Pandemic, a breach of the law or a court resolution;

(D)	explosions, fires or floods not caused by or attributable to a Party;

(E)	floods, earthquakes, hurricanes or other natural calamities or acts of God;

(F)	shortages in workforce or supplies, travel and access restrictions imposed by government or other Third Parties;

(G)	strike or lockout or other industrial labour action or disruption (including unlawful but excluding lawful strikes or lockouts or other industrial labour action) which

(I) have national, regional, provincial or state-wide application,

(II) directly affect the performance of the obligations under this Agreement, and

(III) lasts for more than seven consecutive calendar days;

Page 18	Option Agreement – Project 1493, LLC

(H)

with the exception of any delays caused by or related to the COVID-19 Pandemic, any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority, its employees or Agents including the denial of or delay in granting any authorization, licence, permit, lease, consent, approval or right which denial or delay will imply a material adverse effect on the Party, upon due application and diligent effort by the Party to obtain same, or the failure once granted to remain (without justifiable cause) in full force and effect or to be renewed on substantially similar terms; and

(I)	injunctions not caused by any breach of this Agreement by any Party whether of the kind enumerated above or whether foreseen, foreseeable or otherwise unforeseeable.

(b)

So far as possible, the Party affected will make all reasonable commercial efforts to remedy the delay caused by the events referred to above as soon as feasible, provided, however, that nothing contained in this Section 9.2 will require any Party to settle any industrial dispute or to test the constitutionality of any law, and failure to use such reasonable commercial efforts will preclude a Party from continuing to claim Force Majeure.

(c)

A lack of funds will not be considered an event of Force Majeure, and the payment of monies from one Party to the other Party will be deemed to be within the reasonable control of the Party who is to pay and the lack of funds for any such payment will not be considered an event of Force Majeure.

(d)

The Party suffering Force Majeure will notify the other Parties in writing of the expected period during which the Force Majeure will persist and take all such reasonable steps to cure its inability to perform as a result of the Force Majeure.

9.3

Default – Except as otherwise provided in this Agreement, if any Party (in this Section 9.3, a “Defaulting Party”) is in default of any requirement herein set forth, the other Party may give written notice to the Defaulting Party specifying the default. The Defaulting Party will not, except as specifically otherwise provided herein, lose any rights under this Agreement unless, within 30 days after the giving of notice of default by the non-Defaulting Party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default. Upon any such failure, the non-Defaulting Party will be entitled to seek any appropriate remedy it may have on account of such default.

10.	Security and Registrations

10.1

Registration of Security Interest in 1493 Membership Interest – NVPR (or its designated Affiliate) will be entitled, during the Option Period, to hold as security for the fulfillment of the Option Exercise and the corresponding transfer by GSRX to NVPR of the 1493 Membership Interest, upon achievement of the Milestones by NVPR, the 1493 Membership Interest, and NVPR or its Affiliate shall have the right to, and GSRX will do all things necessary to assist NVPR or its Affiliate to, register the 1493 Membership Interest in the name of NVPR or its Affiliate for the duration of the Option Period. For the avoidance of doubt, during the Option Period, NVPR shall assign the benefit of the all of the cannabis licenses owned or otherwise controlled by 1493, each of which is more particularly described at Schedule B, to GSRX for the purposes of permitting GSRX and 1493 to carry on their respective operations, subject to all applicable laws. For greater clarity, upon the termination of this Agreement pursuant to Section 5.2 or 5.5, NVPR (or its designated Affiliate) will do all things necessary to assist GSRX to re-register the 1493 Membership Interest in the name of GSRX.

Page 19	Option Agreement – Project 1493, LLC

11.	General

11.1	Currency – All dollar amounts expressed refer to the lawful currency of the United States of America.

11.2	Costs – Each Party will bear its own costs in respect of the negotiation, drafting and settlement of this Agreement.

11.3

News Releases – The Parties will consult with each other prior to issuing any press release or making or filing any other statement (collectively, a “Release”) to a non-Party (including a Governmental Authority) regarding this Agreement or any matter contemplated herein, or the activities of either Party with respect thereto, with the disclosing Party advising the other Party of the text of the proposed Release. The other Party will have two Business Days to provide the disclosing Party with comments on the proposed Release, and if comments are received from the other Party within such time the disclosing Party will incorporate the other Party’s reasonable changes to the Release before the Release is issued, made or filed. If such comments are not received by the disclosing Party within two Business Days, the disclosing Party is then free to proceed with disclosure of the Release as originally drafted. In the event that a Release is required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, and in the reasonably held opinion of the disclosing Party is required by such law or rules and regulations to be released earlier than would permit the other Party two Business Days to provide comments, then the other Party will provide its comments at the earliest possible time following receipt of the text of the proposed Release, provided that nothing herein will prevent a Party from issuing a Release without having received the comments of the other Party if such immediate release, in the reasonably held opinion of the disclosing Party, is required by such law or rules and regulations.

11.4	Disputes and Arbitration

(a)

Any matter in dispute hereunder will be taken to successively higher levels of the Parties’ management. Once the dispute has reached the president or chief executive officer (as the case may be) of each of the Parties, any Party may send a written notice to the other Party indicating that there is a dispute that must be resolved according to this Section 11.4(a). If there is no resolution of the dispute at such level within 30 days of such notice, then either Party may refer the matter to arbitration under Section 11.4(b). The arbitration will not be deemed to have commenced until one of the Parties is duly served with a request for arbitration as provided under Section 11.4(d).

(b)

All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, performance, effects, interpretation, breach or termination, will be referred to and finally resolved by arbitration administrated by the International Court of Arbitration of the International Chamber of Commerce, except as they may be modified herein or by mutual written agreement of the Parties.

(c)	The place of arbitration will be Vancouver, British Columbia. The language of arbitration will be English. There will be (one or three) arbitrator(s).

(d)

Any Party may, either separately or together with any other Party to this Agreement, initiate arbitration proceedings pursuant to this Section 11.4 by sending a request for arbitration to all other Parties to this Agreement and to the International Court of Arbitration of the International Chamber of Commerce. The arbitration will commence when the recipient Party receives such notice.

Page 20	Option Agreement – Project 1493, LLC

(e)

Any party may intervene in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against any Party to this Agreement, provided that such notice is also sent to all other Parties and to the International Court of Arbitration of the International Chamber of Commerce within 30 days from the receipt by such intervening party of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

(f)

Any Party named as respondent in a request for arbitration, or a notice of claim, counterclaim or cross-claim, may join any other Party in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against that party, provided that such notice is also sent to all other Parties and to the International Court of Arbitration of the International Chamber of Commerce within 30 days from the receipt by such respondent of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

(g)	Any joined or intervening party will be bound by any award rendered by the arbitral tribunal even if such Party chooses not to participate in the arbitration proceedings.

11.5

Governing Law – This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

11.6	Notice – All notices and other communications under this Agreement will be in writing and may be delivered personally or transmitted by e-mail as follows:

To GSRX:

GSRX Industries Inc..
Building No. 3, P.E. 606 int. Jose Efron Ave.
Dorado, Puerto Rico 00646
United States

Attention: Troy Nihart, President and Chairman
Email: troynihart@gmail.com

with a copy to:

Nauth LPC
217 Queen Street West, Suite 401
Toronto, Ontario M5V 0R2
Canada

Attention: Daniel D. Nauth

Email: dnauth@nauth.com

Page 21	Option Agreement – Project 1493, LLC

To Chemesis or NVPR:

Chemesis International Inc.
2710-200 Granville Street,
Vancouver, British Columbia V6C 1S4

Attention: Aman Parmar, President
Email: amanparmar@chemesis.com

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2200, 885 West Georgia Street
Vancouver, British Columbia V6C 3E8
Canada

Attention: Deepak Gill

Email: dgill@cassels.com

or to such addresses as each Party may from time to time specify by notice. Any notice will be deemed to have been given and received if personally delivered, then on the day of personal service to the recipient Party or if sent by e-mail transmission and successfully transmitted prior to 4:00 pm (of the time of the receiving Party) on the day of transmission, and if transmitted after 4:00 pm (of the time of the receiving Party) on that Business Day then on the next day following the date of transmission.

11.7

Further Assurances – Each of the Parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

11.8

Survival – Sections 7 (Confidentiality), 8.2 (Deliveries after Termination), 8.3 (Further Assurances on Termination), 11.4 (Disputes and Arbitration) and 11.5 (Governing Law) and all limitations of liability and rights accrued prior to completion, termination, or expiration of this Agreement will not merge on completion, termination, or expiration of this Agreement, but will continue in full force and effect after any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.

Page 22	Option Agreement – Project 1493, LLC

11.9

Counterparts – This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts together will constitute one and the same instrument.

11.10

Entire agreement – This Agreement (including the Schedule(s) hereto) and all documents contemplated by or delivered under or in connection with those agreements, constitute the entire understanding of the Parties with respect to the subject matter of same and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise. This Agreement supersedes and replaces the Term Sheet.

11.11	Severability – If any provision of this Agreement is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this Agreement.

11.12

Waiver – A waiver of any right, power or remedy under this Agreement must be in writing signed by the Party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

11.13	Amendment – No modification, variation or amendment of this Agreement is of any force unless it is in writing and has been signed by each of the Parties.

[Remainder of Page Left Intentionally Blank]

Page 23	Option Agreement – Project 1493, LLC

Should the foregoing be acceptable, please sign in the space provided at the end of this letter and return the signed letter to us.

Yours truly,

CHEMESIS INTERNATIONAL INC.

By: /s/ Aman Parmar

Name: Aman Parmar

Title: President

NATURAL VENTURES PR, LLC.

By: /s/ Edgar Montero
Name: Edgar Montero

Title: CEO

TERMS OF THIS AGREEMENT ACKNOWLEDGED AS ACCEPTABLE this 7th day of May, 2020.

GSRX INDUSTRIES INC.

By: /s/ Troy Nihart
Name: Troy Nihart

Title: Interim CEO

Option Agreement – Project 1493, LLC

Schedule A
The Royalty Agreement

(attached).

Option Agreement – Project 1493, LLC

Schedule B
1493 Licenses

(attached).